Exhibit (j)(1)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus in Part A and in “Portfolio Holdings Disclosure” and “Financial Statements” in the Statement of Additional Information in Part B, and to the incorporation by reference in Part B of our reports dated December 21, 2007, on the 2007 financial statements and the financial highlights of Principal Investors Fund, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 59 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 02-35570).
ERNST & YOUNG LLP
Des Moines, Iowa
April 30, 2008